Frederick County Bancorp, Inc. Reports Results for the First Quarter 2012

FREDERICK, Md., April 6, 2012 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2012, the Company recorded net income of $370 thousand and diluted earnings per share of $0.24, as compared to net income of $336 thousand and diluted earnings per share of $0.22 recorded for the first quarter of 2011. The increase in earnings was due primarily to increases in both net interest income in 2012 to $2.7 million from the $2.6 million recorded in the first quarter of 2011 and in total noninterest income to $202 thousand for the first quarter of 2012 as compared to $130 thousand for the first quarter of 2011.

The ratio of the allowance for loan losses to total loans stood at 1.54% and 1.85% as of March 31, 2012 and 2011, respectively. Net loan recoveries for the quarter ended March 31, 2012 totaled $5 thousand compared to net loan recoveries for the same period last year totaling $8 thousand. The Company has seen a continued increase in its ratio of nonperforming assets to total assets, 1.78% at March 31, 2012 as compared to 1.09% at March 31, 2011, and no change in its ratio of net charge-offs to average loans from 0.00% at March 31, 2011 to 0.00% at March 31, 2012.

The Company also reported that, as of March 31, 2012, assets stood at $304.7 million, with total deposits of $258.9 million and gross loans of $213.3 million, representing increases of 4.4%, 3.3% and 2.7%, respectively, as compared to the first quarter of 2011.

Frederick County Bank celebrated its ten year anniversary on October 18, 2011 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. FCB's newest branch office on the East side of Frederick City near the airport opened on January 11, 2012. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both as of December 31, 2011.

	March 31,	March 31,	December 31,
	2012	2011	2011
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 304,680	$ 291,710	$ 292,012
Cash and due from banks	2,527	1,464	1,680
Federal funds sold and other overnight investments	30,744	37,573	25,168
Investment securities - available for sale	41,619	36,875	36,423
Restricted stock	1,510	1,521	1,510
Loans, net	210,009	203,924	209,099
Allowance for loan losses	3,286	3,842	3,216
Bank premises and equipment	6,915	5,816	6,459
Bank owned life insurance	4,641	-	4,601
Foreclosed properties	3,391	725	3,491
Other assets	3,324	3,812	3,581
Deposits	258,969	250,772	246,487
Short-term borrowings	2,700	300	2,700
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Accrued interest and other liabilities	1,116	769	1,182
Shareholders' equity	25,709	23,683	25,457

Nonperforming assets	5,419	3,179	2,928

SELECTED FINANCIAL DATA
			Three Months Ended
			March 31,
			2012	2011
(dollars in thousands, except per share data)			(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income			$ 3,256	$ 3,408
Interest expense			535	807
Net interest income			2,721	2,601
Provision for loan losses			65	115
Net interest income after provision for loan losses			2,656	2,486
Securities gains			-	3
Noninterest income (excluding gains (losses))			202	127
Noninterest expense			2,350	2,105
Income before provision for income taxes			508	511
Provision for income taxes			138	175
Net income			370	336

Total Comprehensive Income			276	369

Net charge-offs (recoveries)			(5)	(8)

PER COMMON SHARE DATA:
Basic earnings per share			$ 0.24	$ 0.23
Diluted earnings per share			$ 0.24	$ 0.22
Basic weighted average number of shares outstanding			1,516,445	1,473,508
Diluted weighted average number of shares outstanding			1,516,562	1,499,219
Common shares outstanding			1,516,949	1,476,754
Book value per share			$ 16.95	$ 16.04

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets			0.50%	0.47%
Return on average equity			5.71%	5.70%
Allowance for loan losses to total loans			1.54%	1.85%
Nonperforming assets to total assets			1.78%	1.09%
Ratio of net charge-offs to average loans			0.00%	0.00%
Tier 1 capital to risk-weighted assets			12.76%	12.99%
Total capital to risk-weighted assets			14.01%	14.25%
Tier 1 capital to average assets			10.48%	10.37%
Average equity to average assets			8.77%	8.24%

Weighted average yield/rate on:
Loans			5.67%	6.19%
Interest-earning assets			4.81%	5.08%
Interest-bearing liabilities			0.95%	1.47%
Net interest spread			3.85%	3.61%
Net interest margin			4.03%	3.90%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507